Exhibit x-2
Lincoln Life & Annuity Company of New York

GUARANTEED INCOME LATER RIDER
A

A1
Rider Date: [September 1, 2018]
A2
Annuitant: [Jane Doe]
[Secondary Life: [John Doe]]
A3
[Secondary Life's Sex: [Male]]
A4
Guaranteed Maximum Annual Rider Charge Rate: [2.25%]
A6
A5
Initial Annual Rider Charge Rate: [1.25%]
A7
Measuring Life Option: [Single]
A8
[Enhancement Rate: [6%]]
[Enhancement Period: [10] Years]

This optional Rider is made a part of the entire Contract to which it is attached. Except as stated in this Rider, it is subject to all provisions contained in the Contract. In case of any conflict between the provisions of the Contract and this Rider, the provisions of this Rider will control. Coverage under this Rider begins on the Rider Date shown above.

Any Withdrawal under the Contract, including the Guaranteed Annual Income amount, may reduce or void valuable benefits or features provided by the Contract and this Rider. Please contact Us and refer to the examples at the end of this Rider before taking a Withdrawal.

Summary of Rider Provisions
This Rider provides a guaranteed minimum amount (the Income Base) which will be used to calculate the Guaranteed Income Benefit (GIB). The GIB provides an optional minimum Guaranteed Income Benefit under the Variable Annuity Payment Option Rider (VAPOR), which is also attached to the Contract, by using the previously established Income Base, and applying it to the percentages shown on the Initial GIB Percentage Table herein. The Income Base is established for the purpose of determining the GIB and the Rider Charge.

The Owner must elect to begin receiving Periodic Income Payments payable under the VAPOR in order to receive the GIB under this Rider. When the Owner elects to begin receiving Periodic Income Payments determined under the VAPOR, on each Valuation Date that We pay the Periodic Income Payment the amount that will be paid will be the greater of (a) the Periodic Income Payment payable under the VAPOR, or (b) the GIB. The initial GIB will be shown on the Contract Benefit Data page(s) issued upon the Owner's election of benefits under the VAPOR.

Variable Annuity Payment Option Rider (VAPOR) Eligibility Restriction
B
The Owner may not elect to begin receiving variable Periodic Income Payments payable under the VAPOR, which is also attached to the Contract, unless (a) this Rider has terminated, or (b) [the VAPOR Rider Date, shown on the Contract Benefit Data page(s), is at least [twelve (12) months] after the Rider Date and] the GIB provision of this Rider is concurrently effective.

The VAPOR Rider Date is shown on the Contract Benefit Data page(s) issued upon the Owner's election to receive benefits under the VAPOR.

Once the Owner has elected to begin receiving variable Periodic Income Payments payable under the VAPOR and the GIB provision of this Rider is concurrently effective, the VAPOR may not be terminated as long as this Rider remains in force.

Additional Purchase Payment Restriction
C
Subject to the Maximum Income Base limit, as shown in the Maximum Income Base provision of this Rider and any further limitations stated in the Contract to which this Rider is attached, cumulative additional Purchase Payments after the first Benefit Year may not exceed [$100,000] without prior Servicing Office approval. If the Contract Value is $0, then no additional Purchase Payments will be approved and added to the Contract.
No additional Purchase Payments will be approved and added to the Contract after the Owner has elected to begin receiving variable Periodic Income Payments payable under the VAPOR and the GIB provision of this Rider is also effective.

Investment Restriction
Investment restrictions apply to Fixed Account and Variable Subaccount elections under the Contract. Refer to Investment Restrictions provisions of this Rider.

Definitions
All definitions found in the Contract are incorporated by reference and have the same meaning as they do in the Contract including other riders, endorsements and/or amendments.
Annuitant means the natural person used to determine the benefits if the Measuring Life Option is Single. The Annuitant is one of two natural persons used to determine the benefits if the Measuring Life Option is Joint. The Contract may only have one Annuitant. The Annuitant may not be changed.
Benefit Year is applicable prior to the election of the VAPOR attached to the Contract and concurrent commencement of the GIB provision of this Rider. It means each 12-month period starting with the Rider Date shown on Page 1 of this Rider and each Rider Date Anniversary thereafter.
Company, Our, We, Us means Lincoln Life & Annuity Company of New York.
Guaranteed Income Benefit (GIB) means the minimum amount payable for each Periodic Income Payment made under the VAPOR.
Measuring Life means the natural person used to determine the benefits under this Rider. Measuring Life includes any Annuitant and Secondary Life.
D
Measuring Life Option indicates how many natural persons are used to determine the benefits under this Rider. Under the Single Measuring Life Option, the Annuitant is used to determine the benefits under this Rider. Under the Joint Measuring Life Option, the Annuitant and the Secondary Life are used to determine the benefits under this Rider. [The Secondary Life must be the beneficiary of the Contract.] The Measuring Life Option may not be changed after the Rider Date.
Periodic Income Payment means the variable amounts payable under the VAPOR to an Owner, or an Owner's designee. At the time the VAPOR is elected, an Owner must select one of the following Periodic Income Payment Modes: monthly, quarterly, semi-annually or annually. The Initial Periodic Income Payment Mode selected is shown on the Contract Benefit Data page(s).
Purchase Payments, for the purpose of this Rider, means the amounts paid into the Contract by the Owner including Bonus Credits, if any, before deduction of any Sales Charges.
Rider Date Anniversary is applicable prior to the election of the VAPOR attached to the Contract and concurrent commencement of the GIB provision of this Rider. It is the same calendar day as the Rider Date, each subsequent calendar year, if such date is a Valuation Date. If in any calendar year, such calendar day is not a Valuation Date any transactions that should have occurred on the Rider Date Anniversary will be processed by Us on the first Valuation Date following such calendar day.
A quarterly anniversary of the Rider Date is the same calendar day as the Rider Date of every third month following the previous Rider Date, if such date is a Valuation Date. If such day is not a Valuation Date, and a Rider Charge is due, that charge will be deducted on the first Valuation Date following such calendar day.
Secondary Life means the second natural person used to determine the benefits under this Rider if the Measuring Life Option is Joint. The Secondary Life may not be changed. The Secondary Life may also be considered a joint annuitant, solely for the purposes of being a Measuring Life under this Rider and not for any other purposes in any other Rider or the Contract.
Withdrawal, before the election of the VAPOR attached to the Contract and concurrent commencement of the GIB provision of this Rider, means any gross amount deducted from the Contract Value as requested by the Owner before any applicable charges. While the VAPOR and GIB provision of this Rider are effective, Withdrawals are all additional amounts from the Account Value requested by the Owner, other than Periodic Income Payments.

INVESTMENT RESTRICTIONS
No Fixed Account may be elected, except the DCA Fixed Account pursuant to a systematic allocation program. The Owner shall allocate Contract Values (for purposes of this provision, Contract Values also means Account Values) and additional Purchase Payments pursuant to Investment Restrictions [Option A, Option B, or Option C as follows:
E
Option A --                          Elect an available Asset Allocation Model; or
Option B --                          Allocate all values among specific Variable Subaccounts; or
Option C --                          Create an asset allocation portfolio of Variable Subaccounts.]
E1

Subject to a [$1,500] minimum amount, the Owner may designate all or part of the initial and any subsequent Purchase Payments for systematic allocation pursuant to the Investment Restriction Option elected.

The Asset Allocation Model or the Variable Subaccounts selected by the Owner is/are shown on the Allocation Amendment which is attached to the Contract.

We do not reserve the right to add or modify Investment Restriction Options, however, Separate Account changes such as Variable Subaccount additions, substitutions, and closings may affect the availability of allocation options under an Investment Restriction Option.

Contract Values will be automatically rebalanced on the quarterly anniversary of the Rider Date shown on page 1 of this Rider. The first rebalancing immediately after the Periodic Income Commencement Date (PICD) will occur on the quarterly anniversary of the Rider Date shown on page 1 of this Rider, and thereafter rebalancing will occur on the quarterly anniversary of the PICD. The quarterly anniversary of the PICD is the same calendar day as the PICD beginning on the third month following the PICD and on the same calendar day every subsequent third month thereafter.

Contract Values will be automatically rebalanced on a proportional basis based on the allocation instructions in effect at the time of rebalancing. Within the constraints of these Investment Restrictions, the Owner may reallocate available Contract Values by notifying Us.

Reallocation requests that violate the Investment Restrictions will be rejected by Us.

Income Base

Income Base
The Income Base is the value used to calculate the Rider Charges and to determine the initial GIB. The Income Base is not used in calculating the cash surrender benefit, death benefit, or other guaranteed paid-up annuity benefits.

If the Rider Date is the Contract Date, then the initial Income Base will be equal to the initial Purchase Payment. If the Rider Date is after the Contract Date, then the initial Income Base will be equal to the Contract Value on the Rider Date.

F
On a Rider Date Anniversary, the Income Base may be adjusted by an [Enhancement or an] Automatic Annual Step-Up as described below. The Income Base is also increased by an additional Purchase Payment on the Valuation Date it is approved and added to the Contract or reduced upon a Withdrawal as described below.

F1
Maximum Income Base
The Income Base is subject to a [$10,000,000] maximum of the combined Income Base (including any Guaranteed Amount under other Company annuity riders) values for all Company annuity contracts and annuity riders, including annuity contracts with an affiliated company, for which the Annuitant or Secondary Life, if applicable, is a Measuring Life. If this maximum is exceeded, the Income Base (including any Guaranteed Amount under other Company annuity riders) for each applicable annuity contract and annuity rider will be reduced proportionately so the combined Income Base (including any Guaranteed Amount under other Company annuity riders) values do not exceed the maximum stated above.

G
[Enhancement Base
The Enhancement Base is the value used to calculate the amount that may be added to the Income Base upon an Enhancement. The initial Enhancement Base is equal to the initial Income Base.

On a Rider Date Anniversary, the Enhancement Base is adjusted upon an Automatic Annual Step-Up as described below. The Enhancement Base is also increased by an additional Purchase Payment on the Valuation Date it is approved and added to the Contract or reduced upon a Withdrawal as described below.

The Enhancement Base will not change upon each Enhancement.]

H
Adjustments to the Income Base [or the Enhancement Base]
The Income Base [and the Enhancement Base] may be adjusted as described in the provisions below.

H1
Adjustment for Additional Purchase Payments
If an additional Purchase Payment is approved and added to the Contract, [the Income Base and Enhancement Base will each] be increased to equal the additional Purchase Payment plus the Income Base [or the Enhancement Base] immediately prior to receipt of the additional Purchase Payment.

Additional Purchase Payments may affect the Rider Charge rate pursuant to the Rider Charge provision of this Rider.

Adjustment for Withdrawals
H2
Upon each Withdrawal, [the Income Base and Enhancement Base will each] be reduced in the same proportion that the Withdrawal reduced the Contract Value.

Adjustments for an Automatic Annual Step-Up
I
Upon an Automatic Annual Step-Up, [the Income Base and Enhancement Base will each] be increased to an amount equal to the Contract Value.

On each Rider Date Anniversary, an Automatic Annual Step-Up will occur only if all of the following conditions are satisfied:
I1
(a)	all Measuring Lives as of that Valuation Date are under attained age [86]; and
12
(b)	the Contract Value as of that Valuation Date is greater than the Income Base[; and
(c)	the Automatic Annual Step-Up would increase the Income Base at least as much as an Enhancement that may have occurred on such Rider Date Anniversary].

I3
Upon an Automatic Annual Step-Up, the Rider Charge rate may increase to the Rider Charge rate currently in effect, subject to the Guaranteed Maximum Annual Rider Charge Rate shown on Page 1 of this Rider. Any Automatic Annual Step-Up may be declined if the Rider Charge rate increased, as described in the Rider Charge provision of this Rider. [If the Owner does not decline the Automatic Annual Step-Up as described in the Rider Charge provision of this Rider, the increase to the Income Base [and Enhancement Base] will be deemed accepted by the Owner].

I4
If the Owner declines the Automatic Annual Step-Up, the Income Base [and Enhancement Base] will be the Income Base [and Enhancement Base] on the Valuation Date immediately prior to the increase, subject to adjustments for Withdrawals and additional Purchase Payments.
I5

Future Automatic Annual Step-Ups may [not] occur after declining an Automatic Annual Step-Up.

J

[Adjustment for an Enhancement
On each Rider Date Anniversary, in accordance with the conditions of this provision, the Income Base will automatically be increased by an amount that is equal to (A) multiplied by (B), where:
J1
(A)
is the [Enhancement Base] less any Purchase Payments approved and added to the Contract in the preceding Benefit Year (except any Purchase Payment approved and added to the Contract within the first 90 days after the Rider Date); and

(B)	is the Enhancement Rate shown on Page 1 of this Rider.

J2
The Enhancement will occur if all of the following conditions are satisfied:
(a)	the preceding Benefit Year is during the Enhancement Period shown on Page 1 of this Rider, which begins on the Rider Date [and restarts upon an Automatic Annual Step-Up]; and
J3
(b)	no Withdrawal occurred in the preceding Benefit Year; and
(c)	all Measuring Lives are under attained age [86]; and
(d)	the Enhancement would increase the Income Base more than an Automatic Annual Step-Up that may have occurred on such Rider Date Anniversary.
J4

[After the initial Enhancement Period (which begins on the Rider Date and ends after the Enhancement Period shown on Page 1 of this Rider), upon an Enhancement the Rider Charge rate may increase to the rate currently in effect, subject to the Guaranteed Maximum Annual Rider Charge Rate shown on Page 1 of this Rider.]
J5

[Any Enhancement after the initial Enhancement Period may be declined if the Rider Charge rate increased, as described in the Rider Charge provision of this Rider. If the Owner declines the Enhancement because of a Rider Charge rate increase, the Enhancement will not occur. [If the Owner does not decline the Enhancement as described in the Rider Charge provision of this Rider, the increase to the Income Base will be deemed accepted by the Owner.]

If the Owner declines the Enhancement, the Income Base will be the Income Base on the Valuation Date immediately prior to the increase, subject to adjustments for Withdrawals and additional Purchase Payments.]
J6

Future Enhancements may [not] occur after declining an Enhancement.]

Guaranteed Income Benefit (GIB)

This Guaranteed Income Benefit (GIB) Provision is effective upon the concurrent VAPOR Rider Date.

On each Valuation Date that We pay a Periodic Income Payment under the VAPOR, the amount that will be paid will be the greater of (a) the Periodic Income Payment determined under the VAPOR, or (b) the GIB. The initial Guaranteed Income Benefit is shown on the Contract Benefit Data page(s) issued upon the Owner's election of benefits under the VAPOR. This GIB provision provides that the variable Periodic Income Payments payable under the VAPOR are guaranteed not to fall below the GIB.

The GIB is determined at the same time that the calculation of the Periodic Income Payments under the VAPOR occurs, which is on the Periodic Income Commencement Date as shown on the Contract Benefit Data page(s) issued upon the Owner's election of benefits under VAPOR.

For Non-qualified contracts, an Owner must elect to adjust the Periodic Income Payments payable under the VAPOR on an annual basis (Level Pay), as described in the VAPOR.

Eligibility Limitations
K
1)
The commencement of Periodic Income Payments under the VAPOR is available subject to Our maximum VAPOR age limits. VAPOR must be elected prior to age [85] for Qualified contracts, and age [99] for Non-qualified contracts. For Non-qualified contracts, if the Measuring Life Option is Joint, the younger or surviving Measuring Life's age shall be subject to this requirement. For Qualified contracts, if the Measuring Life Option is Joint, the current Owner's age shall be subject to this requirement.

K1
[For Qualified contracts, if the Measuring Life Option is Joint and if the Owner is more than [10 years] older than the Secondary Life then the Owner may not elect to receive Periodic Income Payments under the VAPOR].
K2
2)
The commencement of Periodic Income Payments under the VAPOR is available subject to Our minimum Access Period limits. The minimum Access Period is the greater of (A) and (B), where (A) is [X years], and (B) is [Y years] minus the Measuring Life's age nearest birthday on the VAPOR Rider Date.

K3
[If the VAPOR Rider Date is before the [5th] Rider Date Anniversary of this Rider, X is [20 years] and Y is [90 years]. If the VAPOR Rider Date is on or after the [5th] Rider Date Anniversary of this Rider, X is [15 years] and Y is [85 years]].
[For Non-qualified contracts, if the Measuring Life Option is Joint, the younger or surviving Measuring Life's age shall be subject to this requirement. For Qualified contracts, if the Measuring Life Option is Joint, the current Owner's age shall be subject to this requirement.]
3)
The commencement of Periodic Income Payments under the VAPOR is available subject to Our Assumed Investment Rate ("AIR") rate requirements (AIR may be referred to as "Assumed Investment Return" or "Assumed Interest Rate").

GIB General
L
The initial GIB will be (A) the initial GIB percentage as shown in the Initial GIB Percentage Table, below, times [the greater of (B) and (C), where] (B) [is] the Income Base[, and (C) is the Account Value on the Periodic Income Commencement Date].

Initial GIB Percentage Table1
Measuring Life Option: Single		Measuring Life Option: Joint
Age of Measuring Life	Initial GIB Percentage	Age of Measuring Life[2]	Initial GIB Percentage
0 – 39	2.5%	0 – 39	2.5%
L1 40 – 54	3.0%	40 – 54	3.0%
55 – under 59.5	3.5%	55 – under 59.5	3.5%
59.5 – 64	4.0%	59.5 – 64	4.0%
65 – 69	4.5%	65 – 69	4.5%
70 – 79	5.0%	70 – 79	5.0%
80 +	5.5%	80 +	5.5%
1The Initial GIB Percentage Table assumes the annual Periodic Income Payment Mode. Other Periodic Income Payment Mode elections will result in a modal adjustment of the Initial GIB Percentage. The modal adjustment will be the above Initial GIB Percentage divided by twelve for monthly, four for quarterly and two for semi-annually. The Initial GIB Percentage will be based upon the attained age of the Measuring Life as of the Periodic Income Commencement Date
2 If the Measuring Life Option is Joint, the Initial GIB Percentage will be based upon the attained age of the younger or surviving Measuring Life as of the Periodic Income Commencement Date.

Step-Up Date
A Step-Up Date is the date on which a GIB Step-Up may occur, pursuant to Automatic Step-Up of the GIB, below.
L2

For Non-qualified contracts, a Step-Up Date is the first Valuation Date on or after the Periodic Income Commencement Date anniversary of each [one year] period measured from the Periodic Income Commencement Date.

L3
For Qualified contracts, the first Step-Up Date is the Valuation Date of the first Periodic Income Payment in the [first calendar year] following the Periodic Income Commencement Date. Subsequent Step-Up Dates will be the Valuation Date of the first Periodic Income Payment in the calendar year, every subsequent [one year] period.

Automatic Step-Up of the GIB (GIB Step-Up)
M
On each Step-Up Date, a GIB Step-Up will occur only if [75%] of the Periodic Income Payment determined under the VAPOR on the Step-Up Date is greater than the GIB on the Valuation Date immediately prior to the Step-Up Date. Upon a GIB Step-Up, the GIB will automatically step-up to [75%] of the Periodic Income Payment determined under the VAPOR. If the GIB on the Valuation Date immediately prior to the Step-Up Date is greater than or equal to [75%] of the Periodic Income Payment determined under the VAPOR, no GIB Step-Up will occur.

M1
On each GIB Step-Up, the Rider Charge rate may be adjusted pursuant to the Rider Charge provision of this Rider. If the Rider Charge rate is increased, the Owner may decline the GIB Step-Up by Notice to Us within 30 days of the effective date of the GIB Step-Up. If the Owner does decline the GIB Step-Up, the GIB will be the GIB on the Valuation Date immediately prior to the Step-Up Date, subject to adjustments for Withdrawals. [If the Owner does not decline the GIB Step-Up, the GIB Step-Up will be deemed accepted by the Owner].

The Automatic Step-Up of the GIB will occur whether or not the Owner has previously declined a GIB Step-Up.

Adjustments to the GIB
Each Withdrawal will reduce the GIB in the same proportion as the amount withdrawn reduces the Account Value on the Valuation Date of the Withdrawal. Payment of a Periodic Income Payment, whether equal to the GIB or the Periodic Income Payment determined under the VAPOR, and the reduction for the Rider Charge does not reduce the GIB.
N

An increase in the length of the Access Period will not result in an adjustment to the GIB. Any increase in the length of the Access Period is subject to a [5 year] minimum increase.

Effect of Rider Charge and GIB during Access Period
During the Access Period, Rider Charges and payment of the Periodic Income Payment, whether equal to the GIB or the Periodic Income Payment determined under the VAPOR, reduces the Account Value.

If the Account Value is reduced to $0, the Access Period will end and the Lifetime Income Period will begin on the Valuation Date that the Account Value equals $0. Each subsequent Periodic Income Payment during the Lifetime Income Period will be equal to the GIB, each subsequent Rider Charge will be $0, and the Effect of GIB during Lifetime Income Period and the Effect of Rider Charge during Lifetime Income Period provisions of this Rider shall not apply.

Effect of GIB during Lifetime Income Period
During the Lifetime Income Period, provided the Contract has not been assigned for value, if a Periodic Income Payment determined under the VAPOR is less than the GIB, the excess of the GIB attributable to the Variable Account over the Periodic Income Payment attributable to the Variable Account determined under the VAPOR will reduce the number of Annuity Units per Variable Subaccount payable in each subsequent Periodic Income Payment. The reduction to the number of Annuity Units per payment will be determined by: (a) divided by (b) then the result further divided by (c) where:
(a)	is the amount of the excess of the GIB attributable to the Variable Account over the Periodic Income Payment determined under the VAPOR attributable to the Variable Account; and
(b)	is the applicable Annuity Factor; and
(c)	is the Annuity Unit value as of the Valuation Date of the Periodic Income Payment.

If payment of the GIB reduces both the number of Annuity Units per Variable Subaccount to zero, then each subsequent Periodic Income Payment during the remainder of the Lifetime Income Period will be equal to the GIB. In addition, each subsequent Rider Charge will be $0.

Effect of Rider Charge during Lifetime Income Period
The Rider Charge attributable to each Variable Subaccount will reduce the number of Annuity Units per Variable Subaccount used to calculate the Periodic Income Payments during the Lifetime Income Period.

If the Rider Charge reduces both the number of Annuity Units per Variable Subaccount to zero, then each subsequent Periodic Income Payment during the remainder of the Lifetime Income Period will be equal to the GIB. In addition, each subsequent Rider Charge will be $0.

Qualified Contracts – Variable Account
As of the end of the Access Period and on the Valuation Date of the first Periodic Income Payment of each subsequent calendar year, the Annuity Units per Variable Subaccount will be reduced to reflect the Rider Charge deduction from the Variable Subaccount.
The Annuity Units reduction reflecting the Rider Charge for the period from the end of the Access Period for the remainder of that calendar year will be determined by: (a) divided by (b) then the result further divided by (c) where:
(a)	is the pro-rated annual Rider Charge for the period from the end of the Access Period for the remainder of that calendar year;
(b)	is the applicable Annuity Factor; and
(c)	is the Annuity Unit value as of the Valuation Date of the end of the Access Period.
On the Valuation Date of the first Periodic Income Payment of each subsequent calendar year, the Annuity Units per Variable Subaccount reduction reflecting the Rider Charge will be determined by: (a) divided by (b) then the result further divided by (c) where:
(a)	is the annual Rider Charge;
(b)	is the applicable Annuity Factor; and
(c)	is the Annuity Unit value for each Variable Subaccount as of the Valuation Date of the first Periodic Income Payment of that calendar year.

Non-qualified Contracts – Variable Account
As of the end of the Access Period and each subsequent anniversary, the Annuity Units per Variable Subaccount will be reduced to reflect the Rider Charge deduction from the Variable Subaccount. This reduction will be determined by: (a) divided by (b) then the result further divided by (c) where:
(a)	is the annual Rider Charge;
(b)	is the applicable Annuity Factor; and
(c)	is the Annuity Unit value as of the Valuation Date of the first Periodic Income Payment and each subsequent anniversary.

Limitation on Certain Changes
The Owner may not request a change in the Periodic Income Payment Mode, or request a decrease in the length of the Access Period.
Rider Charge
The Initial Annual Rider Charge Rate shown on Page 1 of this Rider is divided by four to calculate the initial quarterly Rider Charge rate. The Rider Charge rate may change as described herein, but the annualized Rider Charge rate may never exceed the Guaranteed Maximum Annual Rider Charge Rate shown on Page 1 of this Rider.

Rider Charge Prior to the Periodic Income Commencement Date
Prior to the Periodic Income Commencement Date, a quarterly Rider Charge is deducted from the Contract Value on each quarterly anniversary of the Rider Date.

Determining the Quarterly Rider Charge
O
The amount of the quarterly Rider Charge is the quarterly Rider Charge rate multiplied by the Income Base (prior to any Automatic Annual Step-Up [or Enhancement] that may occur) on the Valuation Date the charge is deducted.

Quarterly Rider Charges will be deducted from each Variable Subaccount on a proportionate basis. Quarterly Rider Charges are not deducted from any Fixed Account. Upon election of the GIB, a pro-rata Rider Charge will be deducted on the Periodic Income Commencement Date.

Adjustments to the Rider Charge rate on a Rider Date Anniversary
Any change to the Rider Charge rate will occur only on a Rider Date Anniversary. The Rider Charge rate change is to the Rider Charge rate currently in effect on the Rider Date Anniversary of the change, subject to the Guaranteed Maximum Annual Rider Charge Rate shown on Page 1 of this Rider.

The Rider Charge rate will change on a Rider Date Anniversary due to:
(a)
an additional Purchase Payment in the Benefit Year preceding the applicable Rider Date Anniversary, if the cumulative Purchase Payments approved and added to the Contract after the first Benefit Year equal or exceed the limit shown in the Additional Purchase Payment Restriction provision of this Rider; or

(b)	an Automatic Annual Step-Up pursuant to the Adjustments for an Automatic Annual Step-Up provision of this Rider[; or
P
(c)	an Enhancement after the initial Enhancement Period pursuant to the Adjustment for an Enhancement provision of this Rider].
P1

If, on a Rider Date Anniversary, an increase described in (c) results in an increase to the Annual Rider Charge rate then in effect, the Owner may decline such increase by Notice to the Company within 30 days of the effective date of the increase. If the Owner does decline the increase, the Income Base [and Enhancement Base, if applicable] will be adjusted as described in the provisions in this Rider.

Rider Charge on and after the Periodic Income Commencement Date
During the Access Period, the quarterly Rider Charge is deducted from the Account Value on each quarterly anniversary following the Periodic Income Commencement Date (PICD). The quarterly anniversary is the same calendar day as the PICD beginning on the third month following the PICD and on the same calendar day every subsequent third month thereafter. If the quarterly anniversary is not a Valuation Date, and a Rider Charge is due, that charge will be deducted on the first Valuation Date following such calendar day.
The amount of the first quarterly Rider Charge is the product of (A) and [the greater of] (B)[ and (C)], where:
Q
(A)	is the quarterly Rider Charge rate immediately prior to the Periodic Income Commencement Date; and
(B)	is the Income Base on the Valuation Date immediately prior to the Periodic Income Commencement Date[; and
(C)	is the Contract Value on the Valuation Date immediately prior to the Periodic Income Commencement Date].

The quarterly Rider Charge is deducted from each Variable Subaccount on a proportionate basis. A pro-rata quarterly Rider Charge will be deducted upon termination of the VAPOR and the GIB provision of this Rider, except if the Contract is terminated due to death.

Upon each Withdrawal, the quarterly Rider Charge will be reduced in the same proportion that the Withdrawal reduced the Account Value.

On each GIB Step-Up, the Rider Charge rate will be changed to the Rider Charge rate currently in effect, subject to the Guaranteed Maximum Annual Rider Charge Rate shown on Page 1 of this Rider. Any Rider Charge rate adjustment will change the quarterly Rider Charge. Any change to the Rider Charge rate will be effective on the applicable GIB Step-Up Date.

On each GIB Step-Up, the amount of the quarterly Rider Charge is adjusted. The Rider Charge on each GIB Step-Up shall be the previously determined Rider Charge, adjusted in proportion to any change(s) in the GIB and in the Rider Charge rate. Rider Charge adjustments upon a GIB Step-Up can be represented by the following formula: New Rider Charge = prior Rider Charge multiplied by (new GIB / prior GIB) multiplied by (new Rider Charge rate / prior Rider Charge rate).

Pursuant to the Automatic Step-Up of the GIB provision of this Rider, the Owner may decline a GIB Step-Up if the Rider Charge rate is increased. Upon Our receipt of Notice from the Owner to decline a GIB Step-Up, (a) the Rider Charge rate will decrease to the Rider Charge rate in effect on the Valuation Date immediately prior to the Step-Up Date, and (b) the Rider Charge will decrease to the Rider Charge in effect on the Valuation Date immediately prior to the Step-Up Date, subject to adjustments for Withdrawals.
During the Lifetime Income Period, the Rider Charge shall be deducted annually as described in the Effect of Rider Charge during Lifetime Income Period provision of this Rider. The Rider Charge will be attributed pro-rata to each Variable Subaccount used to calculate the Periodic Income Payments. The Rider Charge is not deducted from any Fixed Account.

General
Mortality and Expense Risk and Administrative Charge
While this Rider is inforce and prior to the effective date of the Lifetime Income Period of the GIB provision of this Rider and the VAPOR, the Mortality and Expense Risk and Administrative Charge rates for the Contract are shown under MORTALITY AND EXPENSE RISK AND ADMINISTRATIVE CHARGE PRIOR TO THE ANNUITY COMMENCEMENT DATE in the Contract Specifications.

While the Lifetime Income Period of the GIB provision of this Rider and the VAPOR is in effect, the Mortality and Expense Risk and Administrative Charge rates for the Contract shall be less than or equal to those that were applicable while the Access Period was in effect.

Termination of this Rider
R
The Owner may terminate this Rider upon Notice to Us any time after the [5th] Rider Date Anniversary. This Rider will terminate upon the earliest of:
(a)	the date the Contract to which this Rider is attached terminates;
(b)	the date the Annuitant is changed, except when the Secondary Life is named the Annuitant upon death of the original Annuitant under the Joint Measuring Life option;
(c)	the Annuity Commencement Date of the Contract to which this Rider is attached;
(d)	the death of the Annuitant if the Measuring Life Option is Single, or on the death of the last surviving Measuring Life if the Measuring Life Option is Joint;
(e)
the date the Owner sells or assigns for value the Contract other than to the Annuitant, or discounts or pledges it as collateral for a loan or as a security for the performance of an obligation or any other purpose; or

(f)
the death of the Owner prior to the Periodic Income Commencement Date. However, this Rider will continue only if one of the existing Measuring Lives is the new Owner and payments under the VAPOR begin within one year of the death of the Owner. The new Owner will be the sole Measuring Life and the Rider Charge will not change. The Death Benefit provisions in the contract apply upon the death of the Owner.

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(g)	the date the Income Base is equal to $0 as the result of Withdrawal(s); and
(h)
the date all Measuring Lives are age [99] for Non-qualified contracts or the date the Owner reaches age [85] for Qualified contracts if the VAPOR has not been elected and the GIB provision of this Rider is not concurrently effective.

After the Periodic Income Commencement Date, the VAPOR Rider will also terminate on the date this Rider terminates.

Upon termination of this Rider, the benefits and charges within this Rider will terminate. A pro-rata Rider Charge will be deducted upon termination, except if this Rider is terminated due to death.

Sample Calculations

These numeric examples are designed to assist in understanding the benefits provided by this Rider.

They are based on certain assumptions and do not reflect any potential future investment returns.

Example # 1 – Withdrawals effect on the Income Base when Contract Value is less than the Income Base

The values shown below are based on the following assumptions:
	Initial Purchase Payment is equal to $100,000
	Prior to Withdrawal: Contract Value is equal to $80,000; Income Base is equal to $100,000
	A Withdrawal of $12,000 is taken

Time	Contract Value	Income Base	Withdrawal Taken
Prior to Withdrawal	$80,000	$100,000	$12,000
After the Withdrawal	$68,000	$85,000

	The Contract Value is reduced dollar for dollar for the Withdrawal amount of $12,000: Contract Value = $68,000 ($80,000 - $12,000).
	The Income Base is reduced by the same proportion as the Withdrawal reduces the $80,000 Contract Value. The new Income Base = $85,000 ($100,000 * (1-$12,000/$80,000)).

Example # 2 – Withdrawals effect on the Income Base when Contract Value is greater than the Income Base

The values shown below are based on the following assumptions:
	Initial Purchase Payment is equal to $100,000
	Prior to Withdrawal: Contract Value is equal to $120,000; Income Base is equal to $100,000
	A Withdrawal of $15,000 is taken

Time	Contract Value	Income Base	Withdrawal Taken
Prior to Withdrawal	$120,000	$100,000	$15,000
After the Withdrawal	$105,000	$87,000

	The Contract Value is reduced dollar for dollar for the Withdrawal amount of $15,000: Contract Value = $105,000 ($120,000 - $15,000).
	The Income Base is reduced by the same proportion as the Withdrawal reduces the $120,000 Contract Value. The new Income Base = $87,000 ($100,000 * (1 - $15,000/$120,000)).

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[Example #3 – The GIB Provision of this Rider – Setting the Guaranteed Income Benefit (GIB)

The values shown below are based on the following assumptions:
	Male Owner purchased Qualified Rider at Age 65
	Owner holds Rider for 19 years, is now Age 84
	Contract Value is equal to $100,000
	Income Base is equal to $108,000

This example demonstrates how the initial GIB is determined upon the election of VAPOR.

Below is an example of how the Guaranteed Income Benefit is established with VAPOR for an 84-year-old who has taken no Withdrawals with an annual Periodic Income Payment Mode and 20-year Access Period. The initial Guaranteed Income Benefit is calculated from the following formula: Initial GIB percentage as shown in the Initial GIB Percentage Table times the greater of the (a) Income Base or (b) Account Value on the Periodic Income Commencement Date.

Guaranteed Income Benefit is the greater of:
(a)	Income Base times the initial GIB Percentage: $108,000 * 5.5% = $5,940; or
(b)	Account Value times the initial GIB Percentage: $100,000 * 5.5% = $5,500.

The Guaranteed Income Benefit = $5,940

The Periodic Income Payment payable under the VAPOR is guaranteed not to fall below this GIB amount ($5,940)   ]

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AR-528 (7/18)